OFFICE SUB-LEASE

                                    BETWEEN

                          BALLROOM DANCE FITNESS INC.

                                    and the

                                   Landlord

                              YORK & KASSING INC.

                           Dated as of: May 1, 2010

                            For Premises Located At

                           9000 Burma Road Suite 104

                       Palm Beach Gardens, Florida 33403


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This Office Lease (this "Lease") is made as of May 1, 2010 (the "Lease Date"), by and between Ballroom Dance Fitness Inc. and York & Kassing Inc. a Florida corporation ("Tenant").

Landlord and tenant, intending to be legally bound, and in consideration of their mutual covenants and all conditions of this Lease, covenant and agree as follows.

1.	BASIC LEASE PROVISIONS

In this Lease the following terms have the meanings set forth below.

1.1	Premises. Approximately 500 rentable square feet, known as Suite 104 a part of this Lease space to be shared equally.

1.2	Term. Twenty four (24) months.

1.3	Commencement Date. May 1, 2010, subject to adjustment as set forth

1.4	Expiration Date. The last day of the (24th) month Term.

1.5	Base Rent. $500

1.6	Security Deposit. none

1.7	General Office and administrative use, and for no other use or purpose.

1.8	Tenant's Trade Name. Ballroom Dance Fitness Inc.

1.9	Hours of Service (Section 17.1). The hours of service for the Building shall be between 7:00 a.m. and 7:00 p.m., Monday through Friday, and between 7:00 a.m. and 1:00 p.m. on Saturday.

1.10	Parking. Three (3) unreserved spaces

1.11	Amount due on Execution of Lease. Upon Tenant's execution of this
Lease, Tenant shall pay the following amount to Landlord:
Monthly Rent $500 monthly paid by Tenant.

2.	TERM

The Term, Commencement Date will be May longoing for 24 months

3.	SECURITY DEPOSIT

Tenant's execution of this Lease, Tenant shall have zero deposit with Landlord.

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4. 	COUNTERPARTS

5.	This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement executed by their authorized agents as of the Lease Date.

"Landlord":

York & Kassing Inc

By: /s/ York & Kassing
Authorized Signatory

"Tenant":
Ballroom Dance Fitness Inc. a Florida co

By: /s/ William Forhan
Authorized Signatory



BDF OfficeLease Y&K

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